Exhibit 10(o)
Regent Communications, Inc.
Schedule of Director Compensation
     Each non-management director of Regent Communications, Inc. currently receives an annual cash retainer of $12,000, paid in equal quarterly installments, for his service as director, as well as reimbursement for reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of the Board and any committees thereof. The Chairman of the Board receives an additional annual cash retainer of $15,000 paid in equal quarterly installments for the additional services required of that position. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively, for the additional services required of the Committee chair. Directors that serve on a committee receive $2,000 for each committee meeting that they attend in person and $1,000 for each committee meeting they attend via telephone. Directors who are employees of the Company receive no additional fees for serving as a director.
     Each non-management director was awarded 5,000 nonvested shares of Regent common stock on May 10, 2006, pursuant to the Regent Communications, Inc. 2006 Directors Equity Compensation Plan, as adopted January 25, 2006, and approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on May 10, 2006. The nonvested shares vest ratably over a four-year period, commencing on the first anniversary of the date of grant.